Exhibit 99.1

Investor Contact:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 / 7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Addus HomeCare Reports First Quarter 2011 Results

First Quarter Financial Highlights

•	Total net service revenues grew 3.5% to $66.8 million

•	Home & Community segment net service revenues increased 2.7% to $54.1 million

•	Home Health segment net service revenues increased 6.7% to $12.7 million

•	Net income of $0.9 million, or $0.08 per diluted share

•	Accounts Receivable DSO improved sequentially by 6 days to 84 days

•	Accounts Receivable DSO for Illinois improved sequentially by 19 days to 122 days

Palatine, IL, May 5, 2011 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the three months ended March 31, 2011.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “Our results for the first quarter reflect continued progress in improving our operations. Despite a challenging rate environment, the Home & Community and Home Health revenues were up 2.7% and 6.7% on a year-over-year basis. Our DSOs improved for the majority of our payors as we continue to work on improving our collection processes.”

First Quarter Review

Total net service revenues for the first quarter 2011 were $66.8 million, a 3.5% increase compared to $64.6 million in the prior year quarter. The acquisition of CarePro contributed approximately $3.4 million in net service revenues in the first quarter of 2011.

First quarter 2011 net income was $0.9 million, or $0.08 per diluted share. This compares to net income of $1.4 million, or $0.13 per diluted share in the prior year quarter.

Home & Community segment net service revenues for the first quarter of 2011 were $54.1 million, a 2.7% increase compared to $52.7 million in the prior year quarter. Home &

Community segment revenues included approximately $2.5 million from CarePro operations. Excluding locations closed in late 2010 and program eliminations in select states totaling $2.0 million in revenue, same store sales increased by $0.9 million, or approximately 1.9%. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $5.3 million, or 9.8% of revenue in the first quarter, compared to $5.5 million, or 10.4% of revenue, in the prior year quarter.

Home Health segment net service revenues for the first quarter of 2011 were $12.7 million, a 6.7% increase compared to $11.9 million in the prior year quarter. Home Health segment revenues include approximately $1.0 million from CarePro operations with same store sales declining by $0.2 million, or 1.8%. However, after adjusting for the Medicare rate reduction in 2011 of approximately $0.4 million, same store sales increased by $0.2 million, or 1.8%. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $0.7 million, or 5.5% of revenues, compared to $1.0 million, or 8.5% of revenues in the prior year quarter.

Cash flow from operations was $11.5 million in the first quarter of 2011 compared to $1.6 million in the prior year quarter due largely to the improved payments received from the State of Illinois, combined with an overall improvement in collections from all other payors. The cash from operations was used to reduce the outstanding balance on the Company’s line of credit and other debt.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2011 first quarter results after the market close on Thursday, May 5, 2011. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on May 5, 2011. The toll-free number is (800) 299-0433 (international callers should call 617-801-9712), with the passcode: 53099073. A telephonic replay of the conference call will be available through midnight on May 12, 2011 by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 80213754.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website, www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2010, and in Addus Homecare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2011, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

Exhibit 99.1

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended March 31,
	2011	2010

Net service revenues	$66,842	$64,605
Cost of service revenues	47,788	45,785

Gross profit	19,054	18,820

General and administrative expenses	16,119	15,182
Depreciation and amortization	929	946

Total operating expenses	17,048	16,128

Operating income	2,006	2,692

Interest expense, net	713	718

Income from operations before taxes	1,293	1,974
Income tax expense	440	616

Net income	$853	$1,358

Income per common share:
Basic	$0.08	$0.13

Diluted	$0.08	$0.13

Weighted average number of common shares outstanding:
Basic	10,746	10,500

Diluted	10,754	10,500

Cash Flow Information:	For the Three Months Ended March 31,
	2011	2010

Net cash provided by operating activities	$11,451	$1,597
Net cash used in investing activities	(42)	(200)
Net cash used in financing activities	(10,970)	(695)

Net change in cash	439	702
Cash at the beginning of the period	816	518

Cash at the end of the period	$1,255	$1,220

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets

Current assets
Cash	$1,255	$816
Accounts receivable, net	64,845	70,954
Prepaid expenses and other current assets	6,937	7,704
Deferred tax assets	6,338	6,324

Total current assets	79,375	85,798

Property and equipment, net	2,724	2,923

Other assets
Goodwill	63,891	63,930
Intangible assets, net	12,882	13,570
Other assets	667	703

Total other assets	77,440	78,203

Total assets	$159,539	$166,924

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,524	$3,304
Accrued expenses	28,621	26,529
Current maturities of long-term debt	5,582	5,158
Deferred revenue	2,484	2,141

Total current liabilities	40,211	37,132

Long-term debt, less current maturities	28,652	40,027
Deferred tax liabilities	562	562
Other long-term liabilities	1,122	1,112

Total stockholders’ equity	88,992	88,091

Total liabilities and stockholders’ equity	$159,539	$166,924

Segment Information (Unaudited)

	For the Three Months Ended March 31, 2011
	Home & Community	Home Health	Corporate	Total

Net service revenues	$54,143	$12,699	$—	$66,842
Cost of service revenues	40,777	7,011	—	47,788

Gross profit	13,366	5,688	—	19,054
Gross profit percentage	24.7%	44.8%		28.5%

General and administrative expenses	7,431	4,862	3,826	16,119
Depreciation and amortization	610	128	191	929

Total operating expenses	8,041	4,990	4,017	17,048

Operating income	$5,325	$698	$(4,017)	$2,006

Operating income percentage	9.8%	5.5%	-6.0%	3.0%

	For the Three Months Ended March 31, 2010
	Home & Community	Home Health	Corporate	Total

Net service revenues	$52,701	$11,904	$—	$64,605
Cost of service revenues	39,274	6,511	—	45,785

Gross profit	13,427	5,393	—	18,820
Gross profit percentage	25.5%	45.3%		29.1%

General and administrative expenses	7,322	4,224	3,636	15,182
Depreciation and amortization	614	163	169	946

Total operating expenses	7,936	4,387	3,805	16,128

Operating income	$5,491	$1,006	$(3,805)	$2,692

Operating income percentage	10.4%	8.5%	-5.9%	4.2%

Key Statistical and Financial Data (Unaudited) (3)

	For the Three Months Ended March 31,
	2011	2010
General:

Adjusted EBITDA (in thousands) (1)	$2,983	$3,700
States served at period end	19	16
Locations at period end	129	123
Employees at period end	13,168	12,911

Home & Community

Average weekly census	20,860	20,193
Billable hours (in thousands)	3,185	3,171
Billable hours per business day	50,556	50,333
Revenues per billable hour	$17.00	$16.62

Home Health

Average weekly census:
Medicare	1,460	1,464
Non-Medicare	1,510	1,537
Medicare admissions (2)	2,156	2,240
Medicare revenues per episode completed	$2,482	$2,544

Percentage of Revenues by Payor:

State, local or other governmental	80%	81%
Medicare	12%	11%
Other	8%	8%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.
(3)	Key statistical and financial data for the three months ended March 31, 2011 includes the acquisition of Advantage Health Systems, Inc.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended March 31,
	2011	2010
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$853	$1,358
Net interest expense	713	718
Income tax expense	440	616
Depreciation and amortization	929	946
Stock-based compensation expense	48	62

Adjusted EBITDA	$2,983	$3,700

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

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